Exhibit 99.1

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
February 1, 2006

Angelica Announces Status of Independent Special Committee Deliberations

St. Louis, Missouri (February 1, 2006) - Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, announced today that the independent Special Committee established by its Board of Directors to address issues raised recently by the Company's largest shareholder, Steel Partners II, L.P. (“Steel Partners”), has thus far been unsuccessful in its efforts to accommodate the interests of Steel Partners.

In response to Steel Partners’ request, the Special Committee - which is comprised solely of independent, outside directors - engaged in extensive dialogue with the firm and offered to allocate two seats on the company’s Board of Directors to Steel, as requested by Steel in its December 14 letter to the Company. This initiative, which would increase the size of the Company’s board to ten seats, would allow Angelica to benefit from the expertise of Steel’s representatives in the areas cited by Steel in its letter. Regrettably, thus far Steel has not deemed this proposal to be satisfactory.

Ron Kruszewski, Director and Chairman of the independent Special Committee, stated: “The Angelica Board of Directors is singularly focused on delivering long term value to all of its shareholders and welcomes the input of its shareholders. The Board also has an obligation to fully represent the interests of its entire shareholder base and believes that by agreeing to add two representatives of Steel Partners to its Board that it has been highly responsive to the interests of its largest shareholder, while also representing the interests of the other shareholders. We will continue to seek mutually agreeable means to respond to the interests of Steel Partners.”

As evidence of its commitment to entertain input from shareholders, Angelica formally offered to have Steel Partners provide it with a set of recommendations on the strategic and operational aspects of the business and the tangible steps it feels will help accelerate the Company’s progress. Angelica committed to a timely review of and response to those recommendations.

Mr. Kruszewski added, “Although we are highly confident in the strategic direction of the Company, it is only prudent to listen to the ideas of those who have invested significantly in the business and we look forward to the opportunity to review and respond to those recommendations.”

Angelica’s long-term strategy is to be the leading provider of linen management services to the U.S. healthcare market by providing unsurpassed customer services at a good value. Having just completed a structural and cultural reorganization of the company to a customer-centric versus operations-centric business model, Angelica is focused on establishing itself as the clear category leader and delivering long term value to its shareholders.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Forward-Looking Statements

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

For additional information contact:

CONTACT:
STEVE O’HARA	MICHAEL FOX/DEVLIN LANDER
CHIEF EXECUTIVE OFFICER OR	INTEGRATED CORPORATE RELATIONS, INC.
COLLEEN HEGARTY	(203) 682-8200
DIRECTOR OF INVESTOR RELATIONS
ANGELICA CORPORATION
TELE: (314) 854-3800